Ex-99.p.5

Macquarie Investment Management Europe Limited

Code of Ethics

I. Persons Subject to the Code of Ethics

This Code of Ethics (the Code) has been adopted by the Directors of Macquarie Investment Management Europe Limited (MIMEL) to provide regulations and procedures consistent with the Advisers Act Rule 204A-1 and Rule 17j-1 of The Investment Company Act of 1940, as amended (the “1940 Act”),, thereunder, as well as other securities law and sound business practices.

The procedures in the Code are designed to prevent Access Persons, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client of MIMEL, from:

1.	employing any device, scheme or artifice to defraud any other client of MIMEL;
2.	making any untrue statement of a material fact to any other client of MIMEL or omit to state a material fact necessary in order to make the statements made to any other client of MIMEL, in light of the circumstances under which they are made, not misleading;
3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on any other client of MIMEL; or
4.	engaging in any manipulative practice with respect to any other client of MIMEL.

An Access Person within the meaning of this Code, is a person who has been designated as such by the MIMEL CCO or his or her designee(s). Generally, an Access Person is any person defined in the Definitions section that follows as an “Access Person”.

Immediate family members sharing the same household with any MIMEL Access Person are also deemed, by law, to be Access Persons for purposes of this Code. In addition, Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, contain a presumption that, if the investment adviser’s primary business is providing investment advice to Funds or other advisory clients, then all of its directors, officers and partners are presumed to be Access Persons of any Fund advised by the Adviser.

II. Fiduciary Duties of Access Persons Under Federal Securities Laws

MIMEL Access Persons owe a fiduciary duty to MIMEL’s clients. These duties include a duty at all times to place the interests of each entity’s respective clients first. Above all, this means all MIMEL Access Persons owe an undivided duty of loyalty to MIMEL’s clients. Further, MIMEL demands the highest degree of personal and professional integrity and ethical behavior from their Access Persons.

Accordingly, all MIMEL Access Persons must conduct themselves in an ethical manner and in such a way as to avoid not only actual conflicts of interest with MIMEL’s clients the appearance of a conflict that could compromise the trust such clients have placed in MIMEL.

All Access Persons must comply fully with all applicable laws, including applicable federal securities laws.

III. Personal Trading and Reporting

Access Persons should consider trading in stocks, bonds, and closed-end mutual funds for their personal accounts a privilege while working at MIMEL.

Failure to comply with MIMEL’s pre-clearance and reporting procedures, as described below, may result in the loss of personal trading privileges and may lead to additional disciplinary action, up to and including termination of employment.

In addition, because MIMEL is a wholly-owned subsidiary of MGL, an Australian-based investment bank, MIMEL Access Persons are subject to MGL’s pre-clearance requirements. Failure to comply with MGL’s pre-clearance requirements will also result in the loss of personal trading privileges and may also lead to additional disciplinary action, up to and including termination of employment.

A. Personal Holdings Reports

Every Access Person of MIMEL must provide to the CCO:

●	no later than 10 (ten) calendar days after becoming an Access Person, a personal holding statement in the form prescribed by the CCO, which contains all the information required under Rule 17j-1(d)(i) and covers not only the personal holdings of the Access Person but certain of their family members and dependants (“Associated Persons”); and
●	annually certain information concerning their and their Associated Persons’ personal holdings in the form prescribed by the CCO, which contains all the information required under Rule 17j-1(d)(iii).

B. MGL Pre-Clearance Requirements

The most recent version of MGL’s pre-clearance requirements can be found at the below link. MGL policies are updated from time to time and Access Persons are required to periodically check for these updates:

http://macnet.internal.macquarie.com/central/employment/ppc/compliance/personal-deal

C. MIMEL Pre-Clearance Requirements

MIMEL’s pre-clearance requirements help to protect Access Persons and MIMEL against the following critical transgressions:

■	Access Persons taking advantage of opportunities more properly belonging to MIMEL clients;
■	Access Persons violating MIMEL’s Code of Ethics requirements as established by the Securities and Exchange Commission (SEC);
■	Access Persons violating insider trading laws; and
■	Access Persons engaging in front running.

The MIMEL pre-clearance requirements are dictated by the Macquarie Group Personal Dealing Policy.

You are not required to pre-clear transactions in any of the securities on the Exempt from Pre-Clearance list, above. Transactions in all other securities must be pre-cleared.

Please note, you must always pre-clear the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placement of securities. Also, you must always pre-clear trades in the shares of any Funds managed by MIMEL.

Typically, accounts that contain securities that need to be pre-cleared are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, advise anyone who is not an Access Person (other than clients of MIMEL) on trading in any securities that are not on the Exempt from Pre-Clearance list, these transactions may need to be pre-cleared. You must advise the MIMEL CCO or designee before rendering this investment advice.

Independent directors of any Fund are expressly excluded from the definition of Access Person under Rule 17j-1(d)(2)(ii) for purposes of providing initial or annual reports of their holdings, or quarterly reports of their trading activity in Covered Securities covered by this Code and for pre-clearing their trades, except for the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placements of securities.

The decision to approve a pre-clearance request lies solely in the discretion of MIMEL’s CCO or designee.

As a general matter, the CCO will not grant pre-clearance to Access Persons for trades that involve any equity security that MIMEL has, for a client account, upcoming trading scheduled on the day of your pre-clearance request.

The MIMEL CCO is subject to the above requirements.

(3) Buying and Selling Shares in MIMEL’s Client Accounts

Because MIMEL’s Client Accounts may be listed and trading on a national securities exchange, they are freely tradable. However, as an Access Person has access to material, non-public information regarding such Client Accounts, trading in these Client Accounts is severely limited. The CCO will make a determination on such trading on a case by case basis.

(4) Your Trading Window

MIMEL pre-clearance is valid for the day of request only and shall be deemed to expire at the close of regular trading on the principal trading market for the security involved. Any unfilled or partially filled orders will require MIMEL pre-clearance on each subsequent day that the order remains open.

(5) Minimum Holding Period

There is a minimum holding period of thirty calendar days before you may sell, dispose, close out or otherwise vary an interest in a financial instrument subject to Macquarie’s Personal Investment Policy.

D. MIMEL Access Person Reporting and Certifications

(1) New Access Persons

All new Access Persons must trade through a Macquarie broker-dealer. Certain exemptions to this requirement may be approved by RMG and activity statements must be made available to RMG.

If the Access Person, as a part of his or her employment compensation with MGL or any of its subsidiaries or affiliates, received MGL options, the holding of these options is not reportable; however, once these options are exercised, they are reportable in the Access Person’s quarterly transaction reports, as discussed in Paragraph C.(2) below.

Typically, accounts that contain Reportable Securities and/or Covered Securities are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, are advising one or more persons or entities who are not themselves Access Persons (other than MIMEL clients) on their securities trading or have control of such account(s), please advise the MIMEL CCO or designee at the time you start advising as such. These accounts may be subject to pre-clearance and reporting obligations as well.

(2) Ongoing Quarterly Transactions Monitoring

The SEC requires MIMEL to collect from its Access Persons on a calendar quarterly basis reports that reflect all transactions that took place during the prior quarter:

■	in reportable securities beneficially owned, directly or indirectly, by its Access Persons; and/or
■	over which the Access Person had control.

RMG will have access to trading activity statements for all staff and enabling them to surveil for improper trades and other trades that could create the perception of any improprieties. The CCO may request trading activity statement for all staff directly from RMG.

The following information may be reviewed for all Access Persons:

■	The date of the transaction;
■	The security description, and as applicable, the exchange ticker or CUSIP number;
■	Number of shares or par value;
■	Principal amount of the securities;
■	Whether the transaction was a purchase or sale or any other type of acquisition/disposition;
■	The price at which the transaction was effected;
■	Interest rate and maturity rate;
■	The name of the broker, dealer or bank with or through which the transaction was effected; and
■	The date the report is submitted.

IV. Gifts and Entertainment1

Generally, Access Persons may not give or receive any gifts in connection with any business of MIMEL because it may appear improper or raise a potential conflict of interest. However, gifts may be allowed providing they fall within the Macquarie Gifts and Entertainment Policy. This includes normal and customary business entertainment, the cost of which would be paid for by MIMEL as a reasonable expense if not paid for by the other party. While “nominal value” is susceptible to interpretation, a gift or entertainment is not acceptable if an independent third party may believe that the Access Person would be influenced by receiving such gift or entertainment in conducting business. Gifts of an extraordinary or extravagant nature to an Access Person should be declined or returned in order to avoid compromising the reputation of the Access Person or MIMEL.

When an access person gives or receives a gift or entertainment, he/she must ensure that this is recorded in the EMEA Gifts Register and that pre-approval is sought where required as per the Macquarie Gifts and Entertainment Policy.

Access Persons must comply with the MGL Dealing with Public Officials’ policy.

If you have any questions about the propriety of a gift you may be offered or may wish to offer to another or any other arrangement, please consult MIMEL’s CCO.

V. Service on a Board of Directors

An Access Person may serve on the Board of Directors of a publicly traded company (the “Board”) only if:

1.	The CCO, or designate, determines that serving on the Board would be consistent with the interests of MIMEL;
2.	Appropriate “Chinese wall” procedures are established; and
3.	The CCO, or designate, provides written authorization that the Access Person can serve on the Board.

VI. OUTSIDE BUSINESS ACTIVITIES

All employees are required to devote their full time and efforts to the Macquarie Group’s business. In addition, no person may make use of either his or her position as an employee or information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the employee’s personal interests and MIMEL' interests.

____________________

1 This section does not apply to any clients’ Independent Directors.

An employee must complete the Notice of Outside Business Activity disclosure form attached and obtain the written approval of the employee’s supervisor and the Chief Compliance Officer prior to participating in any outside business activities, including, but not limited to:

●	Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership.
●	Serving as a registered representative of any broker-dealer.
●	Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies. (Investments in publicly traded companies may require prior approval of the Compliance Officer, in accordance with personal securities trading procedures described above).
●	Accepting a second job or part-time job of any kind or engaging in any other business outside of the firm.
●	Forming or participating in any bank group in connection with a bankruptcy or distressed situation.
●	Forming or participating in any committee in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest.
●	Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than MIMEL, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

COMPLIANCE and SANCTIONS

If you become aware of or suspect any violations of this Code, you must report them to the MIMEL CCO as soon as practicable. Reports may be made anonymously. MIMEL has zero tolerance for reprisals against employees making reports, in good faith, of perceived wrongdoing.

The CCO, or designate, shall review the records obtained pursuant to this Code to ensure that all MIMEL Access Persons are complying with its provisions. All records shall be maintained in accordance with Rules 204-2 under the Investment Advisers Act of 1940 and 17j-1(f) under the 1940 Act, as further described in MIMEL’s compliance manuals.

MIMEL may, as they deem appropriate, impose sanctions, including, inter alia, a fine, letter of censure, revoking personal securities trading privileges, suspension or termination of employment of any Access Person who violates any provision of this Code.

DEFINITIONS

For Purposes of this Code of Ethics:

1)	“Access Person” means:

	a)	any director, partner, officer, Advisory Person or employee of MIMEL; and/or
	b)	Any person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any other of MIMEL’s clients; and/or
	c)	Any person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For the purposes of this manual “Access Person” does not include non-executive directors of MIMEL

2)	“Advisory Person” means any director, officer, general partner or employee of MIMEL who, in connection with his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of Covered Securities by any other MIMEL client, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and any natural person in a control relationship to MIMEL who obtains information concerning recommendations made to any other of MIMEL’s clients with regard to the purchase or sale of Covered Securities by any other of MIMEL’s clients.

3)	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

4)	“Beneficial Ownership Interest” means any direct or indirect interest in the name of the MIMEL employee as well as any direct or indirect interest in the name of the MIMEL employee’s spouse, child, all persons residing with or financially dependent upon the MIMEL employee, any person to whom the MIMEL employee contributes material financial support and any account over which the MIMEL employee exercises control.

5)	“CCO” means the Chief Compliance Officer or their designee.

6)	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

7)	“COO” means the Chief Operating Officer or their designee.

8)	“Covered Security” means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

	a)	Direct obligations of the Government of the United States;
	b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
	c)	Shares issued by open-end Funds.

9)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

10)	“Fund” means an investment company registered under the 1940 Act.

11)	“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

12)	“Investment Personnel” means any employee of MIMEL (or of any company in a control relationship to MIMEL) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by MIMEL; or any person who controls MIMEL and who obtains information concerning recommendations made to MIMEL regarding the purchase or sale of securities by any client.

13)	“Limited Offering” or “Private Placement” means an offering of securities that is exempt from registration under the 1933 Act pursuant to section 4(2) or 4(6) or pursuant to rule 504, 505, or 506 under the 1933 Act.

14)	“MIMEL Client Accounts” means any account to which MIMEL acts as an investment adviser or a sub-investment adviser.

15)	“PM” means the relevant Portfolio Manager or their designee and may include a member of the investment management team.

16)	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

17)	“Reportable Fund” means (i) any Fund for which MIMEL serves as an investment adviser; and/or (ii) any Fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with MIMEL.

18)	“Reportable Security” means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

	a)	Direct obligations of the Government of the United States;
	b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
	c)	Shares issued by money market funds;
	d)	Shares issued by open-end funds other than reportable funds; and
	e)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

19)	“Security Held or to be Acquired” by a Fund means:

(i) Any Covered Security which, within the most recent 15 days:

(1) Is or has been held by the Fund; or

(2) Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

(ii) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described above in 12(i).

ACCESS PERSONS FORMS

Macquarie Investment Management Europe Limited

Employee Acknowledgment Form

To: MIMEL Chief Compliance Officer

From: MIMEL Access Person

Re: Compliance Manual Acknowledgment

By my signature below, I certify that I have received and read the MIMEL US Compliance Manual, particularly as it relates to me and my business activities. Additionally, I understand that, to the extent I have questions about the application or interpretation of the legal requirements, policies and procedures therein, I should consult with the Chief Compliance Officer. I also understand that any violation of these legal requirements, policies and procedures may subject me to dismissal and civil or criminal penalties.

Access Person’s name (Print)

Signature

Date: